UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

Teletouch Communications, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-13436	75-2556090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of Principal Executive Office) (Zip Code)

(800) 232-3888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.04 in this Form 8-K is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Exit of Wholesale Distribution Line of Business; Update on the Financial Status

As previously disclosed, during its 4th quarter of fiscal year 2012, Teletouch Communications, Inc., a Delaware corporation (the “Company”), determined to concentrate its efforts on growing its wholesale distribution business to offset the declining revenues and loss of operating margins in its cellular business. Over the past twelve months, the Company has attempted to address the lagging sales and margin figures through more direct involvement by the Company’s senior management team with the manufacturers, potential customers and wholesale division personnel. Namely, by June 2012, the Company had completed negotiations relating to several new distribution agreements to provide additional products for the wholesale business and had hired a management and sales team to execute upon its anticipated growth plan. However, these additional efforts have not shown to be successful and the Company sustained significant losses in its efforts to grow this segment of its business. Through the nine-month period ended February 28, 2013, the wholesale business has incurred an operating loss of $697,000 and these losses have continued through the 4th quarter ended May 31, 2013 due to increasingly low sales. As a result of the challenges to this effort and the inability of the Company to sustain further losses, on May 29, 2013, the Company decided to exit this line of business, effective as of June 7, 2013. As a result, the Company terminated all sales and management personnel related to the wholesale business, notified all of its customers that the Company was exiting this line of business and began the process of liquidating all remaining excess inventory. To date, the Company incurred approximately $33,000 of severance costs related to the foregoing exit efforts.

As a consequence of the Company’s losses from sustaining the wholesale distribution operations, the Company is now experiencing significant liquidity challenges. Furthermore, the Company has been and remains unable to meet its consolidated financial projections that were made to its senior lender, DCP (as defined below), and, DCP has been notified that the Company failed to meet its financial covenants under the DCP Loan Agreement, described below. The remaining cellular operations of the business are continuing to decline, as anticipated, so the Company is currently evaluating its options to improve its liquidity, including, without limitation, further cost reduction plans as well as capital raising opportunities. Pursuant to the DCP Loan Agreement, the Company is required to provide a plan that is acceptable to DCP. In the absence of such plan or in the event DCP does not accept such plan when presented, DCP could seek to avail itself of remedies under the DCP Loan Agreement, including, among others, foreclosing on the assets of the Company or by directing the Company to liquidate substantially all of its assets in an orderly manner to satisfy this debt.

DCP Revolving Facility – Events of Default

As previously disclosed, on February 8, 2013, the Company entered into a Loan and Security Agreement (the “DCP Loan Agreement”) with DCP, Teletouch Lender, LLC (“DCP”), a New York based private lender. Under the terms of the DCP Loan Agreement, the Company had the ability to borrow up to $6 million under the DCP Loan Agreement’s revolving credit facility. The term of the loan initially matures on January 31, 2015 and may be extended for an additional year at the Company’s sole election. The DCP Loan Agreement contains events of default and remedy provisions customary for loan transaction documents of this nature. Upon the occurrence of an event of default, in some cases following a notice and cure period, DCP may accelerate the maturity of the loan and require the full and immediate repayment of all borrowings under the DCP Loan Agreement.

At the closing of the DCP Loan Agreement on February 8, 2013, the Company had an initial draw-down of funds under the revolving credit facility of $4.3 million, of which $400,000 was considered a temporary supplemental advance to help pay certain closing fees. The supplemental advance was intended to be repaid from proceeds generated by the Company’s efforts to recover Texas sales tax amounts that were not billed to its current and former customers. During the process of closing the loan with DCP, and as previously disclosed, the Company entered into a settlement agreement with the State of Texas requiring the Company to pay $1,414,000 in sales and use tax that was assessed following a tax audit of the Company covering 2006 through 2009. Through the date of this Current Report, the Company has repaid approximately $757,000 of this obligation and is continuing with its efforts to recover a portion of these sales taxes from its customers. However, to date, these sales tax recovery efforts have not generated the proceeds as expected and, therefore, the Company has not been able to meet the repayment terms related to the supplemental advance from DCP. Among other requirements under the DCP Loan Agreement, the Company was required to pay the supplemental advance down to $300,000 by May 9, 2013, to $200,000 - by June 8, 2013 and in full by July 8, 2013. The Company was unable to meet its obligation to meet the May 9, 2013 supplemental advance by May 9, 2013, and, on May 1, 2013, the Company and DCP agreed to extend the payment date on the first supplemental advance payment to June 1, 2013. However, the Company was not able to meet the extended payment date either; nor was it able to make the subsequent payment dates in June or July and, therefore, may be deemed in default of one of the financial covenants under the DCP Loan Agreement.

On June 15, 2013, the Company also may be deemed to have triggered a non-payment default provision under the DCP Loan Agreement when the loan amount was overadvanced, as the term is defined under the DCP Loan Agreement. The overadvancement in the amount of approximately $164,000 resulted in the Company not having sufficient cash on hand to repay the principal obligations due and payable under the DCP Loan Agreement within 48 hours, which default was then cured on June 19, 2013 by adding additional assets to the borrowing base thereby remedying the alleged event of default. However, on June 24, 2013 the Company again became overadvanced under the DCP Loan Agreement and this situation continued through the remainder of the month of June 2013 and is continuing through the date of this Current Report.

In addition, the Company may be deemed by DCP to have triggered defaults under certain additional financial covenants under the DCP Loan Agreement. Namely, pursuant to a lease agreement with the Dallas Cowboys for an annual stadium suite, the Company was obligated to make a payment which was due March 1, 2013. As of April 30, 2013, the Company’s obligation to make the required payment was more than 60 days past due. The Company was noticed by the lessor for the full lease payment in the amount of $200,000, plus $10,000 late fees, which is due in full by July 15, 2013. In the event of the Company’s inability to make such payment, the matter will be subject to collections under the terms of the lease agreement. In addition, in the event of default under the lease agreement, the full extent of the Company’s obligation under the foregoing lease of approximately $3.6 million will become immediately due and payable.

Further, under the terms of the DCP Loan Agreement, the Company must meet certain quarterly financial covenants, including minimum earnings and a debt service coverage ratio that ranges between 1.10 and 1.25 over the life of the revolving credit facility. If the Company does not meet the quarterly financial covenants, it may be subject to the default interest rate of 20% and/or possible acceleration of the promissory note executed in connection with the DCP Loan Agreement. On June 27, 2013, following the completion of its preliminary close of its 4th quarter financials, the Company notified DCP that it would not meet the earnings or debt service coverage financial covenants for the 4th fiscal quarter thereby triggering an “event of default” under the DCP Loan Agreement. DCP notified the Company that the default interest will be applied to the loan amount beginning June 1, 2013 and that DCP would need to determine whether it would be willing to modify the DCP Loan Agreement to allow the Company to regain compliance with the terms of such agreement. The DCP Loan Agreement allows DCP to immediately accelerate all amounts due under the loan to the Company; however, as of the date hereof, the Company has not been notified of any such acceleration by DCP. On June 27, 2013, the Company agreed to make a $500,000 payment against the outstanding balance of the loan in consideration for DCP’s agreeing not to retain all of the Company’s cash on hand and future collections and require daily borrowing requests to fund operating costs. DCP has reserved all rights and remedies available to it as a result of the foregoing alleged defaults.

On July 8, 2013, the Company received a demand from DCP to make a $300,000 payment against the overadvance. Following this repayment, the Company is left with less than $200,000 of cash remaining in its operating accounts. DCP has continued to reserve all rights available to it under the DCP Loan Agreement and as of the date of this filing has not acted on its right to take control of all of the Company’s cash while the overadvance continues. DCP has communicated to the Company that it was in the process of formally noticing the Company of the default under the DCP Loan Agreement and will continue to evaluate its intent to continue funding the overadvance to allow the Company to continue to operate. As of the date of this filing, such notice from DCP has not been received and to the best of the Company’s knowledge, DCP has not commenced any other actions against the Company at this time.

Real Estate Loans

As previously disclosed, the Company’s real estate loan agreements with East West Bank and Jardine Capital Corporation, with the outstanding balances of approximately $1,984,400 and $525,900 as of the date of this filing, respectively, initially matured on May 3, 2012. Subsequently, Jardine Capital Corporation has granted several extensions of the maturity of the loan balance and has recently granted another extension of the maturity of the loan through May 31, 2013 for a 1% extension fee (approximately $5,350) with no changes in the terms under the original agreement. Prior to the May 31, 2013 maturity of the Jardine Bank debt, the Company requested another loan extension, but as of the date hereof, no such extension has been granted.

On May 23, 2013, the Company amended its previously disclosed loan agreement with East West Bank to extend the maturity date under from February 3, 2013 to August 31, 2013. In consideration of such extension, the Company made a principal payment in the amount of $50,000 and an extension fee of $5,159.

The Company is investigating refinancing opportunities of the real estate subject to the foregoing loan agreements. If the real estate that is subject of the above-referenced real estate loan agreements is sold, the Company may receive sufficient proceeds to pay the balance due on all of its current real estate debt. However, that the Company can provide no assurance it will be successful in securing new real estate financing, or that the proceeds of the sale or the real estate will be sufficient to pay the outstanding indebtedness secured thereby, or that Jardine Bank will extend the current maturity date of the loan or that any such extensions will allow a sufficient amount of time for the Company to secure the new real estate financing.

Item 2.05 Costs Associated with Exit or Disposal Activities

The information set forth under Item 2.04 in this Form 8-K is incorporated herein by reference.

Item 9.01 Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Teletouch Communications, Inc.

By:	/s/ Douglas E. Sloan
Title: Chief Financial Officer

Date: July 10, 2013